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                                                                    EXHIBIT 10.5


         RESOLVED, that the fourth sentence of Section 6.1(b) of the Trust's Employee and Trust Manager Incentive Share Plan (the "Plan") be, and it hereby is, amended to read in its entirety as follows:

                  "Notwithstanding the foregoing, if such a transaction occurs, in lieu of causing such rights to be substituted for outstanding Awards, the Company may, with the written consent of the Participant (which consent may be withheld in Participant's sole discretion), upon 20 days' prior written notice to Participant: (i) shorten the period during which Awards are exercisable, provided they remain exercisable, to the extent otherwise exercisable, for at least 20 days after the date the notice is given, or (ii) with the written consent of the Participant (which consent may be withheld in Participant's sole discretion), cancel an Award upon payment to the Participant in cash, with respect to each Award to the extent then exercisable, of an amount which, in the sole discretion of the Committee, is determined to be the equivalent, if any, by which the fair market value (at the effective time of the transaction) of the consideration that the Participant would have received if the Award had been exercised before the effective time exceeds the exercise price of the Award."

         RESOLVED, that the first sentence of Section 6(i) of the Plan be, and it hereby is, revised to read in its entirety as follows:

                  "Except as may be provided in any Award Agreement or employment or severance agreement between the Trust and an employee, any Award or portion thereof which has not vested on or before the date of a Participant's Employment Termination shall expire on the date of Termination."

         RESOLVED, that Section 7.4 of the Plan be, and it hereby is, revised to read in its entirety as follows:

                  "7.4 Forfeiture of Restricted Shares. Except to the extent or otherwise provided in the governing Award Agreement or any employment or severance agreement between the Trust and an employee, when a Participant's Employment Termination occurs, the Participant shall forfeit all Restricted Shares still subject to restriction."




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         RESOLVED, that Section 9.4 of the Plan be, and it hereby is, revised to read in its entirety as follows:

                  "9.4 Termination of Employment. In the event of Employment Termination, except as otherwise provided by the Committee, by any Award Agreement or by any employment or severance agreement between the Trust and an employee, any Dividend Equivalent Right held by such Participant on the date of Employment Termination shall be forfeited."

         RESOLVED, that to the extent the terms and provisions of the Agreements are inconsistent with the Plan or any agreements entered into under the Plan, the Plan and any such agreements shall be deemed to be retroactively amended (to the date of any such agreement or the date of the Plan, as applicable) to conform to such Agreement without any further action.

         RESOLVED, that a new Section 20 shall be added to the Plan which provides as follows:

                  "20. Inconsistencies. To the extent any provision of this Plan conflicts with any employment or severance agreement between an employee and the Trust, the provisions of the employment or severance agreement shall control."